Exhibit 10.2

OFFICE LEASE

BETWEEN

FUND II AND FUND III ASSOCIATES

(“LANDLORD”)

AND

LOCKHEED MARTIN CORPORATION

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	PARKING AGREEMENT
EXHIBIT F	CLEANING SPECIFICATIONS

RIDER NO. 1	OPTION TO EXTEND
RIDER NO. 2	RIGHT OF FIRST OFFER
RIDER NO. 3	LEASE REDUCTION/TERMINATION OPTION

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Office Lease

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OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between FUND II AND FUND III ASSOCIATES, a Georgia joint venture (“Landlord”), and LOCKHEED MARTIN CORPORATION, a Maryland corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”)

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building located at 2100 Space Park Drive, Nassau Bay, Harris County, Texas 77058.

B. “Rentable Square Footage of the Building” is agreed and stipulated to be 115,878 square feet.

C. “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on floors 3 and 4 of the Building and known as suite number(s) 300 and 400. The “Rentable Square Footage of the Premises” is deemed to be 59,797 square feet. Within five (5) Business Days following the Commencement Date, Tenant may by written request to Landlord require that the Rentable Square Footage of the Premises be verified at Tenant’s sole cost by a space planner/designer reasonably acceptable to both Landlord and Tenant, utilizing BOMA Standard ANSI Z65.1-1996. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building hereinabove specified is correct and shall not be re-measured, and, unless the Rentable Square Footage of the Premises is re-measured as hereinabove provided, the Rentable Square Footage of the Premises set forth herein shall be deemed correct and shall not be remeasured. The single tenant full floor conversion factor used to calculate the Rentable Square Footage of the Premises is approximately 10.110%, and the multi-floor conversion factor for the Building is approximately 14.146%.

D. “Base Rent”:

Period			Annual Base Rent Rate Per Square Foot	Monthly Base Rent

CD *	to	Month 3	$0.00	$0.00
Month 4	to	Month 27	$17.50	$87,203.96
Month 28	to	Month 39	$18.00	$89,695.50
Month 40	to	ED *	$18.50	$92,187.04

* CD = Commencement Date                                                          ED = Expiration Date

Month = A full calendar month; for example, if the Commencement Date occurs on June 21, Month 1 will be July 1 through July 31, Month 2 will be August 1 through August 31, and so on; provided that if the Commencement Date is other than the first day of a calendar month, the Base Rent abatement hereinabove provided shall extend from the Commencement Date to the date that is the same calendar day three (3) months thereafter, and the Base Rent for the remainder of such month shall be prorated on a daily basis.

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F. “Base Year” for Operating Expenses: 2008.

G. “Term”: The period of approximately 63 months starting on the Commencement Date, subject to the provisions of Article 3.

H. “Estimated Commencement Date”: August 1, 2008, subject to adjustment, if any, as provided in Section 3.A and the Work Letter, if any.

I. “Security Deposit”: $0.00.

J. “Guarantor(s)”: None.

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K. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

L. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

M. “Normal Business Hours”: 7:00 A.M. to 6:00 P.M. on Business Days and 7:00 A.M. to 12:00 P.M. on Saturdays, exclusive of Holidays.

N. “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Lockheed Martin Corporation 595 Gemini Houston, TX 77258 Attn: Facilities Management Phone #: 281-853-2392 Fax #281-853-2310

With a copy to:

LMC Properties, Inc.

100 South Charles Street

Suite 1400

Baltimore, MD 21201

Attn: Lease Administration

Billing and Accounting to:

LMC Properties, Inc.

PO Box 179

Mail Stop DC0002

Denver, CO 80201

Landlord: Fund II and Fund III Associates c/o Wells Capital, Inc. 6200 The Corners Parkway Atlanta, GA 30092 Attn: Asset Management Phone #: 770-449-7800 Fax #: 770-243-4684	With a copy to: Jackson Walker L.L.P. 1401 McKinney Suite 1900 Houston, TX 77010 Attn: Michael K. Kuhn Phone #: 713-752-4309 Fax #: 713-752-4221

O. Rent (defined in Section 4.A) is payable to the order of Fund II And Fund III Associates as follows:

if by check:

Fund II And Fund III Associates

Attn.: Property Accounting

Reference: Lockheed Martin Corporation

6200 The Corners Parkway

Norcross, Georgia 30092-3365

if by wire transfer:

Bank Name: Bank of America

Bank Address: Atlanta, GA

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ABA # 026009593 – Wires Only

Account Name: Fund II And Fund III Associates

Account # 108062994

Reference: Lockheed Martin Corporation

ABA for Checks & ACH Only: 061000052

P. “Comparable Buildings”: Comparable multi-tenant office buildings in the Clear Lake submarket of Houston, Texas, taking into account in such comparability age, size, location and other relevant operating factors.

Q. “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E		Mortgagee	25
Alterations	9.C	(1)	Operating Expenses	4.D
Audit Election Period	4.G		Permitted Transfer	11.E
Cable	9.A		Permitted Use	5.A
Claims	13		Prime Rate	19.B
Collateral	19.E		Property	2
Commencement Date	3.A		Provider	7.C
Common Areas	2		Relocated Premises	23
Completion Estimate	16.B		Relocation Date	23
Contamination	30.C		Rent	4.A
Costs of Reletting	19.B		Service Failure	7.B
Excess Operating Expenses	4.B		Special Installations	29
Expiration Date	3.A		Substantial Completion	Work Letter
Force Majeure	31.C		Taking	17
Hazardous Materials	30.C		Tenant Parties	13
Landlord Parties	13		Tenant’s Insurance	14.A
Landlord’s Rental Damages	19.B		Tenant’s Property	14.A
Leasehold Improvements	29		Tenant’s Removable Property	29
Minor Alterations	9.C	(1)	Time Sensitive Default	18.B
Monetary Default	18.A		Transfer	11.A
Mortgage	25		Work Letter	3.B

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located. Additionally, Landlord shall permit Tenant the non-exclusive use of riser space in the Building (as designated by Landlord) to install, operate, maintain, repair, and remove a portion of Tenant’s equipment (to be approved by Landlord in its sole discretion) consisting of cabling and conduit in vertical risers, above ceiling tiles, and/or in demising walls in the Building at locations designated by Landlord (“Tenant’s Riser Space”). Tenant’s Riser Space shall be available for use by Tenant and any third-parties entering the Building to service Tenant’s equipment and any associated cabling and conduit during the Term at no cost payable to Landlord by Tenant or by such third-parties, and Tenant shall be entitled to add or remove cable, conduit or wires to or from Tenant’s Riser Space from time to time as Tenant sees fit at Tenant’s cost for such work but at no cost payable to Landlord; provided, however, that all such third-parties are approved in advance by Landlord and execute in advance of entry Landlord’s standard form of riser access agreement. Further, Tenant shall require such approved third-parties to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant shall use Tenant’s Riser Space to serve exclusively equipment located within the Premises. The conduit in Tenant’s Riser Space shall all be above grade. In no event will Tenant use Tenant’s Riser Space to connect with any other tenant of the Building outside the

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Premises or to resell any use of service provided by such cabling or conduit to any other tenant of the Building outside the Premises. Landlord shall not be obligated to bear or pay any cost or expense to maintain the cabling or conduits in Tenant’s Riser Space or any equipment in connection therewith.

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Allowance Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Allowance Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Allowance Work” means the work that Landlord is obligated to perform in the Premises pursuant to the separate work letter agreement (the “Work Letter”) attached as Exhibit D. Notwithstanding the foregoing, if Landlord has not delivered the Premises with the applicable Landlord Initial Work and the Landlord Allowance Work Substantially Complete by November 1, 2008, subject to Tenant Delay and Force Majeure (as defined in Section 31.C), then Tenant shall have the right, as its sole remedy, to terminate this Lease upon written notice to Landlord given at any time after November 1, 2008 and prior to delivery of the Premises in such Substantially Complete condition.

B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Initial Work and Landlord Allowance Work pursuant to the Work Letter and/or Landlord’s maintenance and repair obligations as specified elsewhere in this Lease, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date [other than work performed by Tenant Parties (defined below)]. Landlord shall deliver the Premises to Tenant in compliance in all material respects with ADA as then in effect; if a non-compliance of the Premises with ADA exists as of the date of delivery to Tenant, Landlord shall, after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, rectify same at Landlord’s expense and not includible in Operating Expenses. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

C. Early Access. Prior to the date the Landlord Allowance Work is Substantially Complete, Tenant’s access to the Premises shall be permitted as expressly contemplated by the Work Letter and otherwise only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Early access to the Premises shall be subject to the terms and conditions of this Lease; however, such early access to the Premises shall be permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property and Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Excess Operating Expenses for any days of such early access.

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4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction except as set forth herein, the total amount of Base Rent, Tenant’s Pro Rata Share of Excess Operating Expenses, and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for Tenant’s allocable portion of all rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property. The monthly Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand (except as specifically provided for in the Lease). Further, Tenant’s Pro Rata Share of Excess Operating Expenses shall be abated in the same manner as Base Rent pursuant to Section 1.D for the three-month period therein specified. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Excess Operating Expenses for the month shall be prorated on a daily basis based on a 360 day calendar year, and such prorated amount shall be due and payable on the first day of the month following the Commencement Date. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due, and such acceptance shall not constitute a waiver of the remaining unpaid balance. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Excess Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses (defined in Section 4.D) for each calendar year during the Term exceed Operating Expenses for the Base Year (the “Excess Operating Expenses”). Notwithstanding the foregoing, Tenant’s Pro Rata Share of Controllable Expenses (defined below) shall not increase by more than 5% over Tenant’s Pro Rata Share of Controllable Expenses in the previous calendar year, including the Base Year, on a simple, non-compounded basis. However, any increases in Excess Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) until fully recouped by Landlord. The term “Controllable Expenses” means all Operating Expenses excluding expenses relating to the cost of utilities, security expenses, insurance, real estate taxes and assessments, and other expenses not considered controllable under customary industry practices. If Operating Expenses in any calendar year decrease below the amount of Operating Expenses for the Base Year, Tenant’s Pro Rata Share of Operating Expenses for that calendar year shall be $0. In no event shall Base Rent be reduced if Operating Expenses for any calendar year are less than Operating Expenses for the Base Year. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Excess Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Excess Operating Expenses. If Landlord determines that its good faith estimate of the Excess Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate, but no more frequent than one additional revision per calendar year after the initial estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Excess Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Excess Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease.

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C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses and Excess Operating Expenses for such calendar year. Such statement shall contain a detailed explanation of the method of calculation of the Margin Tax includible in Operating Expenses pursuant to Section 4.D(5). If the most recent estimated Excess Operating Expenses paid by Tenant for such calendar year are more than the actual Excess Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Excess Operating Expenses paid by Tenant for the prior calendar year are less than the actual Excess Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year (calculated on the basis of generally accepted accounting principles consistently applied [“GAAP”], except for minor variances from GAAP as may be utilized from time to time in Comparable Buildings) in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2) Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management, but not above the position of property manager.

(3) Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4) Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5) Real estate taxes, assessments, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, leasing, operation or possession of the Property, or paid as rent under any ground lease (“Tax Expenses”). Tax Expenses shall include, without limitation: (i) any tax on the rent or other revenue from the Property, or any portion thereof, or as against the business of owning or leasing the Property, or any portion thereof, including any business, gross margins, or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Property, (ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, (iii) personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property, (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises, and (v) any assessment, tax, fee, levy or charge substituted, in whole or in part, for a tax previously in existence, or assessed in lieu of a tax increase. Tax Expenses shall not include Landlord’s estate, excise, income or franchise taxes (except to the extent provided above). With respect to any taxes due on Landlord’s taxable margin under Chapter 171 of the Texas Tax Code, including any successor statutory provision and any future tax or assessment in lieu or replacement thereof (the “Margin

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Tax”), Landlord shall, for purposes of calculating the amount of the Margin Tax includible within Tax Expenses hereunder, take the then applicable Margin Tax rate and multiply the same times the gross revenues from the Building less the then applicable deductions allocable to the Building as reasonably determined by Landlord.

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws enacted, amended or interpreted differently after the Commencement Date; or (b) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems, but only to the extent of verifiable savings arising therefrom. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing, renovating or improving tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Excess Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds (or which would have been paid by insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease) or condemnation proceeds.

(4) Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Costs of installing, operating or removing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to insurance, warranties, service contracts, or otherwise.

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(7) Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8) Principal and interest payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9) Rental, gross receipts, sales and use, or other taxes, if any, imposed upon or measured by rents, receipts or income attributable to ownership, use, occupancy, rental, leasing, operation or possession of the Property which have been paid by tenants pursuant to Section 4.A.

(10) Salaries of officers and executives of Landlord, except as included in Section 4.D(2).

(11) Any management fee other than as specified in Section 4.A.

(12) The cost (including legal fees) of any disputes (other than tax disputes and those which generally benefit the tenants of the Property), between Landlord or any employee or agent of Landlord, and any Mortgagee(s).

(13) Costs, penalties and fines incurred due to the violation by Landlord or any other tenant of the Building of Laws, or the terms and conditions of any lease pertaining to the Building, except such as may be incurred by Landlord in contesting in good faith the alleged violation.

(14) Advertising and marketing expenses.

(15) All costs arising from the release, removal or remediation (including encapsulation) of Hazardous Materials in or about the Premises, the Building or the Property, unless caused by the acts or omissions of any Tenant Party.

(16) Payments made under any ground lease other than for the payment of property taxes and insurance premiums.

(17) Costs incurred as a result of gross negligence or willful misconduct by Landlord or its agents.

(18) Costs of any work performed or services rendered by Landlord or its Affiliate pursuant to its obligations hereunder that are in excess of the cost which such work or services could be contracted for to a third party contractor on an arms’ length transaction through a competitive bidding process in the local area where the Building is located.

(19) Any category of expenses which was not included in Operating Expenses for the Base Year and which expenses were incurred in the Base Year and could have been included in Operating Expenses for the Base Year, unless an adjustment is made to the Operating Expenses for the Base Year to include the actual amount of the expenses incurred in the Base Year for such category of expenses.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses (including those specified in Section 4.D(2)) shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 95% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 95% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses (including Tax Expenses) shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for Tenant’s Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are

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impacted by changes in the occupancy of the Building. Landlord agrees that it will utilize a consistent methodology year to year in making such adjustments.

G. Audit Rights. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Excess Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%), then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees (but specifically excluding any travel and lodging expenses) applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office and engineering use and any uses ancillary thereto (collectively, the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies (provided that governmental and agency personnel may occupy portions of the Premises as permitted under Section 11.E); personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which exceeds 5 persons per 1,000 square feet of Rentable Square Footage), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property.

B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of

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any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as reasonably determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C. Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities. Tenant shall have the right to designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord shall not have access to such Secured Areas except (i) in the event of an emergency, in which case, Landlord may use whatever means necessary to access such Secured Areas, at no expense to Landlord, and (ii) in the event of a Landlord or Mortgagee inspection, in which case Landlord shall provide 48 hours prior written notice to Tenant of the date and time of such inspection, and during such inspection Landlord’s or Mortgagee’s representatives shall be accompanied at all times by a Tenant representative or escort. Landlord shall not be required to provide janitorial or other services to the Secured Areas which services require Landlord’s employees or agents to have access to such Secured Areas.

6. Security Deposit. [Intentionally deleted]

7. Services Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services (in a manner consistent with the Comparable Buildings) to Tenant during the Term:

(1) Hot and cold (or temperate) water service for use in the lavatories on each floor on which the Premises are located.

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority and generally comparable to the Comparable Buildings. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $45.00 per operating hour per floor (the “Hourly HVAC Charge”), with a 1-hour minimum per floor. Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3) Maintenance and repair of the Property as described in Section 9.B.

(4) Janitorial service five days per week (excluding Holidays), in accordance with the cleaning specifications attached as Exhibit F. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5) Elevator service 24 hours per day, 7 days per week, subject to periodic elevator repair and maintenance, events of Force Majeure, casualty and governmental regulation as well as proper authorization after Normal Business Hours and Landlord’s policies and procedures for use of the elevator(s) in the Building.

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(6) Exterior window washing at least once per year with one additional washing per year as needed in season.

(7) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

(8) Parking as specified in the Parking Agreement attached as Exhibit E.

(9) Building standard pest control.

Landlord agrees that Landlord’s management personnel and janitorial staff servicing the Premises must be composed of either U.S. citizens or persons legally registered with U.S. immigration officials.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding anything in this Section 7.B to the contrary, if an interruption or cessation of an Essential Service (defined below) or Contamination not caused or introduced by a Tenant Party, results in the Premises being untenantable for a continuous period of five (5) consecutive Business Days or more (unless the interruption or cessation of Essential Service is caused by a fire or other casualty, in which event Article 16 shall control), then Base Rent and Excess Operating Expenses shall be abated on a per diem basis commencing on the day following the date Tenant delivers written notice to Landlord of such interruption and continuing until such Essential Service to the Premises is restored. The term “Essential Service” shall mean only the following: (i) HVAC service; (ii) Water and sewer service; and (iii) Electrical service. Furthermore if an interruption of Essential Service or Contamination renders more than 50% of the rentable square footage of the Premises untenantable and such interruption or Contamination shall continue after Tenant’s notice to Landlord for more than 120 consecutive Business Days and, provided such interruption or Contamination was not caused by Tenant, its employees, agents or contractors or by reason of a casualty, then Tenant shall have the right to terminate this Lease following 30 Business Days written notice given to Landlord after such 120 Business Day period; provided, however, if the interrupted Essential Service is restored (or Contamination fully remediated) prior to the expiration of the 30 Business Day notice period, Tenant’s right to terminate shall be null and void. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C. Parking Interruption. If:

(1) all or a portion of the total of 300 parking spaces (“Applicable Spaces”) allocated to Tenant in the Building’s parking area for the third and fourth floor portions of the Premises leased by Tenant (the “Affected Premises”) are rendered unusable (by reason other than an act by a Tenant Party or a fire or other casualty, in which latter event Article 16 of the Lease shall control) such that the ratio of Applicable Spaces to the RSF within the Affected Premises is less than 4.0/1,000 (“Stipulated Ratio”), and

(2) such reduction below the Stipulated Ratio continues for a continuous period of thirty (30) consecutive Business Days (the “Parking Restoration Period”), and

(3) Landlord has not, by the expiration of the Parking Restoration Period, fully replaced the reduced number of parking spaces (“Reduced Spaces”) with an equivalent number of parking spaces (the “Replacement Spaces”) achieved by either or both of the following means: (i) a reallocation of available parking spaces at the Building’s parking area from other tenants and/or (ii) obtaining the use of one or more paved parking areas located in the vicinity of the Building and (if the Property is more than 400 yards distance from such parking area(s))

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providing to Tenant’s employees, at Landlord’s cost, reasonable transport at suitable intervals to and from the Building to such parking area(s),

then Base Rent and Excess Operating Expenses shall be abated on a per diem basis and a prorata basis (that is, by the proportion represented by (I) the number of the parking spaces then unusable less the Replacement Spaces, compared to (II) the total Applicable Spaces [i.e., 300]), with such abatement commencing on the day following the expiration of the Parking Restoration Period, and continuing until the ratio of Applicable Spaces to the RSF within the Affected Premises is equal to 5.0/1,000. Furthermore if such reduction of Applicable Spaces below the Stipulated Ratio shall continue for more than 180 consecutive days, then Tenant shall have the right to terminate this Lease following 30 Business Days’ written notice given to Landlord after such 180 day period; provided, however, if Landlord restores all of the Applicable Spaces (which shall include any Replacement Spaces) prior to the expiration of the 30 Business Day notice period, Tenant’s right to terminate shall be null and void.

D. Tenant’s Qualified Self Help Right. Landlord and Tenant agree that the Essential Services identified in Section 7.B are Building services without which Tenant cannot occupy the Premises for the purpose of which it is leased. If Landlord fails to provide an Essential Service to the Premises or any material portion thereof (a “Essential Service Failure”), and such Essential Service Failure:

(i) results in the Premises or any material portion thereof Premises being untenantable;

(ii) is not cured within ten (10) consecutive Business Days after Landlord’s receipt of Tenant’s written notice of the Essential Service Failure;

(iii) is not then being addressed by Landlord’s efforts to cure the same; and

(iv) was not caused by Tenant, its agents, employees or contractors;

and Tenant is not in default under this Lease beyond any applicable notice or cure period, then (in addition to such rights of abatement and/or termination Tenant may otherwise have under Section 7.B of this Lease by reason of such Essential Service Failure) Tenant, at its option, shall have the right to cure such Essential Service Failure, if curable by Tenant without the need to enter any other tenant’s leased space and without voiding any applicable warranties pertaining to Building systems or components, provided such cure is effectuated in the manner of a prudent commercial landlord, without interference with any ongoing cure or repair efforts of Landlord, and in accordance with the provisions hereof. In the event Tenant proposes to undertake to correct or cure such Essential Service Failure, Tenant shall submit to Landlord a description of the steps Tenant intends to take, in the manner of a prudent commercial landlord, to correct or cure the Essential Service Failure (the “Self Help Notice”). Unless Landlord implements the curative action specified in Tenant’s Self Help Notice within three (3) Business Days after Landlord’s receipt thereof and diligently thereafter prosecutes cure of the Essential Service Failure, Tenant shall, after such 3-Business Day period, proceed with the cure of the Essential Service Failure in the manner specified in the Self Help Notice and diligently complete such cure in a good and workmanlike manner. If Tenant so effectuates a cure of the Essential Service Failure and restores the Premises to tenantable condition thereby, then Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with such cure (net of any amounts owing by Tenant to Landlord pursuant to the indemnity set forth hereinbelow). In addition, Tenant’s right to self-help under this Section 7.D is personal to the party named as Tenant herein, and shall terminate upon assignment of this Lease (except to an immediate successor of such named party by Permitted Transfer) or subletting of more than 50 percent of the floor area of the Premises. TENANT SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND THE LANDLORD PARTIES AND OTHER TENANTS AND OCCUPANTS OF THE BUILDING FROM AND AGAINST ALL CLAIMS IN CONNECTION WITH OR ARISING OUT OF TENANT’S CURE OF OR ATTEMPT TO CURE ANY ESSENTIAL SERVICE FAILURE.

E. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s

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current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8. Use of Electrical Services by Tenant.

A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises in accordance with Paragraph 4.D of the attached Work Letter sufficient to operate customary lighting, office machines, desktop computers, printers, monitors, copy machines, microwave ovens, dishwashers, coffee makers and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C. Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install at Tenant’s expense a submeter for the Premises if Tenant’s usage of electrical service in the Premises exceeds the building standard electrical service (or to submeter specific items of Tenant’s equipment such as supplemental HVAC units or mainframe computers operating on a 24/7 basis within the Premises). If submetering is installed for the Premises or specific equipment, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 7% of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are or specific equipment is submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D. Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, the Building standard electrical service specified in Paragraph 4.C of the attached Work Letter. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear and damage from casualty excepted. Tenant’s repair obligations

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include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 7% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance in a manner comparable to the Comparable Buildings upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the reckless or grossly negligent acts or omissions of any Tenant Party (defined in Article 13), then subject to the waiver of recovery and subrogation set forth in Article 15, Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 7% of the cost of the repairs. To the extent not otherwise the responsibility of Tenant or other tenants or occupants of the Building, Landlord shall be responsible for causing the Common Areas of the Building (including, without limitation, all restrooms on multi-tenant floors and parking areas) to comply with ADA (including, without limitation, any “grandfathering” provisions as applicable).

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval (which approval shall not be unreasonably withheld, delayed or conditioned): plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; and evidence of contractors’ and subcontractors’ insurance. Changes to the plans and specifications must also be submitted to Landlord for its reasonable approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures

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for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right, in its reasonable judgment, to designate the time when Alterations may be performed. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 3% of the total “hard” cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Subject to Tenant’s security requirements and the right of Tenant to designate portions of the Premises as Secured Areas pursuant to Section 5.C, Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises (but if to prospective tenants, only after an uncured event of default or within the last 8 months of the Term unless as to the latter Tenant consents otherwise, which consent shall not be unreasonably withheld, delayed or conditioned), to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with prior notice of entry into the Premises pursuant to Section 5.C. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld, conditioned or delayed if: (1) the proposed transferee’s financial condition does not meet the commercially reasonable criteria landlords of the Comparable Buildings are then generally using to select tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization (other than in accordance with Section 11.E) or present occupant of the Property (unless Landlord is unable to accommodate such present occupant’s need for additional space in the Building of a size comparable to that portion of the Premises covered by the proposed Transfer), or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease beyond any applicable notice and cure period; (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet the commercially reasonable criteria landlords of the Comparable Buildings are then generally using to select tenants; or (7) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary

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damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. If the proposed Transfer is other than a Permitted Transfer and would involve the sublease of at least a full floor of the Building to a third party unaffiliated with Tenant for all or substantially all of the remaining Term of this Lease, then Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. If Landlord exercises such termination option, Landlord shall provide written notice to Tenant of its election to so terminate this Lease (“Landlord’s Termination Notice”), and Tenant shall have the right to withdraw its request for Landlord’s consent to the proposed Transfer (“Withdrawal Right”), provided Tenant exercises such Withdrawal Right within 5 Business Days after receipt of Landlord’s Termination Notice. If Tenant timely exercises its Withdrawal Right, the Lease shall continue in full force and effect as if Tenant had not requested Landlord’s consent to the proposed Transfer. If Tenant does not timely exercise its Withdrawal Right, then in such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1000 for Landlord’s review of any requested Transfer other than a Permitted Transfer; no review fee shall be due for Landlord’s review of any Permitted Transfer.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease beyond any applicable notice and cure period, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease beyond any applicable notice and cure period; (2) such Affiliate or successor shall be a direct or indirect subsidiary of Lockheed Martin Corporation; (3) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (4) such Affiliate’s or successor’s use of the

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Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (5) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (6) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement. In addition to the foregoing, Tenant may share occupancy (which may be evidenced by one or more written sublease agreements) of all or portions of the Premises with Tenant’s contractors, customers, partners, business teammates, governmental employees of NASA, U.S. Air Force and/or Department of Defense, and/or employees of any third party business that is contractually obligated to perform contract-related work with Tenant, and such shared occupancy shall be considered a Permitted Transfer hereunder not requiring Landlord’s consent, provided that Tenant is permitting such shared occupancy for legitimate business purposes and not as a means of avoiding the terms and conditions of this Article 11.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Article 15, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises, except to the extent caused by the gross negligence or willful misconduct of a Landlord Party and expressly excluding Claims arising out of any of Landlord Initial Work and Landlord Allowance Work performed in the Premises pursuant to the attached Work Letter. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to $5,000,000. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), except to the extent caused by the gross negligence or willful misconduct of a Tenant Party, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.

14. Insurance.

A. Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s

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Property”) in the amount of the full replacement cost thereof; (3) if applicable, business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (4) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (5) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (6) umbrella liability insurance that follows form in excess of the limits specified in (1), (3) and (5) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. To the extent obtainable, all policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the full amount of the replacement cost thereof. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) in the opinion of an independent third party architect, the Building shall be damaged so that, in such architect’s professional judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the

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Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Further, if the Premises has been materially damaged and there is less than 1 year of the Term remaining as of the date of the casualty and Tenant has not elected to extend the Term to the extent such option to extend is available hereunder, then either Landlord or Tenant shall have the right to terminate this Lease. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty; Tenant may exercise its right to terminate this Lease pursuant to the immediately preceding sentence by notifying Landlord in writing within 30 days after the date of the casualty. If Landlord (or Tenant as aforesaid) does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord, but if Landlord elects to repair and restore the Property, Landlord will reconstruct the Premises with leasehold improvements substantially the same in quality and condition as were existing in the Premises as of the date of damage.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an independent third-party architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 210 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A. If Landlord fails to complete such repairs to the Premises within 210 days from the date of damage, then Tenant shall have the right to terminate this Lease following 30 days written notice given after such 210 day period; provided, however, if Landlord completes such repairs prior to the expiration of the 30 day notice period, Tenant’s right to terminate shall be null and void.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if (i) the whole or any material part (i.e., more than 20 percent of the floor area) of the Premises, or (ii) such portion of the Building’s parking area resulting in a reduction of the parking ratio for the Premises below 4 parking spaces per 1,000 square feet of Rentable Square Footage (and Landlord is unable to replace such parking spaces taken with an equivalent number of adjacent parking spaces), are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of

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the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided that the first two such failures in the payment of regularly scheduled monthly Rent installments during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 10 days after written notice from Landlord, and provided further that the failure to pay when due any amount of Rent other than monthly Rent installments shall not be a Monetary Default if Tenant pays the amount due within 10 days after written notice from Landlord.

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 24 or 25 (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 15 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 15 days, Tenant shall be allowed additional time (not to exceed an additional 30 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 15 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant.

D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law, except in the instance of a Permitted Transfer.

F. Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises; provided, however, that so long as Tenant timely pays all Rent and other charges due and payable hereunder, maintains Tenant’s Insurance, abides by all applicable covenants of Tenant hereunder, and keeps the Premises neat and orderly (including, without limitation, keeping the Premises free of trash and boxes and the window coverings closed so that the vacant space is not visible), it shall not be an event of default if Tenant vacates all or a substantial portion of the Premises.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord pertaining to the Building, including any lease or agreement for parking.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease;

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(2) Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease;

(3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4) Cure such event of default for Tenant at Tenant’s expense (plus a 7% administrative fee);

(5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6) Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the third time within any consecutive 12 month period any sum due hereunder is more than five (5) days late;

(7) [Intentionally Deleted]; and/or

(8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the prime rate as established in the Money Rates column or section of The Wall Street Journal (Southwest Edition), but if such rate is no longer published or if such publication no longer exists, then the Prime Rate shall be the per annum interest rate publicly announced by a federally insured bank reasonably selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any

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applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of the Prime Rate plus 6% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH TENANT’S VIOLATION OF APPLICABLE LAWS RESPECTING ITS USE OF THE PREMISES OR ANY CONTAMINATION (DEFINED IN ARTICLE 30) OF THE PREMISES OR THE BUILDING CAUSED BY A TENANT PARTY.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not reasonably acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept reasonable lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

E. Waiver of Landlord’s Lien. Landlord hereby waives any and all contractual, statutory and constitutional liens against Tenant’s personal property now or hereafter situated in the Premises or the Building.

F. Landlord Defaults and Tenant Remedies. Landlord shall be in default under this Lease in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations under this Lease within thirty (30) days of the receipt by Landlord of written notice from Tenant of Landlord’s alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default. Tenant waives such remedies of termination or rescission (except as otherwise specifically provided for in this Lease) and agrees that Tenant’s remedies for default under this Lease and for breach of any promise or inducement are limited to a suit for damages and/or injunction, and are specifically subject to Article 20. In addition, Tenant shall, prior to the exercise of any such remedies, provide each Mortgagee and each lessor under a ground lease relative to the Property (in each instance, only as to those entities of which Tenant has notice of their interest) with written notice and time to cure any default by Landlord as required under any applicable subordination, non-disturbance and attornment agreement.

20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property, which shall include (a) the unencumbered proceeds of sale received upon execution of a judgment in favor of Tenant and levy thereon against the right, title, and interest of Landlord in the Property, (b) the unencumbered rents or other income from the Property receivable by

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Landlord, and (c) the unencumbered consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption. Likewise, Landlord hereby waives all Claims against all Tenant Parties for consequential, special or punitive damages allegedly suffered by any Landlord Parties, except as expressly provided in Article 24 below.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. Relocation. [Intentionally deleted.]

24. Holding Over. Except for any permitted occupancy by Tenant under this Article 24 or Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. In the event of any unpermitted holdover on the part of Tenant, Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (A) the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover; or (B) the fair market gross rental for the Premises, for the first thirty (30) days of holdover, and thereafter 200% of such greater amount. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant in writing of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder. Notwithstanding the foregoing, if requested by Tenant in writing at least nine (9) months in advance of the Expiration Date, Tenant may remain in occupancy of the Premises for up to sixty (60) days beyond the Expiration Date, provided that Tenant shall pay as Rent for such post-expiration occupancy an amount (on a per month basis without reduction for partial months during the holdover) equal to 125% of the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover; and if Tenant fails to vacate the Premises at least by the sixtieth (60th) day following the Expiration Date, then Tenant shall thereupon be a tenant at sufferance and shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the greater of: (A) the sum of the Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses due for the period immediately preceding the holdover; or (B) the fair market gross rental for the Premises.

25. Subordination to Mortgages; Estoppel Certificate. Landlord represents to Tenant that, as of the Effective Date of this Lease, the Building and Property are not subject to any mortgage lien or encumbrance. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the

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Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 10 Business Days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 10 Business Day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. In the event that Landlord subsequently obtains, during the Term of this Lease, a mortgage loan secured by a lien against the Building and Property, Landlord shall use reasonable efforts to obtain, at Tenant’s cost, a nondisturbance agreement for the benefit of Tenant on such Mortgagee’s standard form.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building

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under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage from casualty excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (B) Tenant’s personal property. Tenant shall not be obligated to remove any Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld, conditioned or delayed), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30. Hazardous Materials.

A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B. Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors which is required by Law shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 7% administrative fee.

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C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D. Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and use a vendor approved by Landlord in its reasonable judgment for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt. Landlord represents that, to Landlord’s current and actual knowledge without further inquiry, and except as specified in the reports or surveys described above, the Premises contains no reportable quantities of any Hazardous Material, the removal or remediation of which is required by Laws in effect at the time of execution of this Lease. In the event that Hazardous Materials are discovered in the Building during the Term of this Lease, and such Hazardous Materials were not caused or introduced by a Tenant Party, Landlord will cause such Hazardous Materials to be remediated, encapsulated, or otherwise handled, at no cost to Tenant, within the time frames and parameters required by Law.

31. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

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D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder provided that Landlord’s obligations are assumed by the successor in interest to Landlord, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Tenant represents that it has dealt directly with and only with Studley, Inc. and PM Realty Group (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s and Landlord’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L. Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and

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constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code.

M. Suite Identification Signage; Building Directory Signage. Landlord agrees that it shall provide building standard suite identification signage at or near the main door accessing the Premises in a location and with the size, color, and other aesthetics determined by Landlord in its sole and absolute discretion (“Suite Signage”). Landlord agrees that it shall maintain Building directory signage generally identifying the tenants of the Building (“Directory Signage”) located in the lobby of, or elsewhere in the Building, and Tenant shall have the right to have its name placed on such Directory Signage along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant’s designation thereon to be determined by Landlord in its sole and absolute discretion. Subject to the foregoing, Landlord will provide Tenant with building standard Suite Signage and Directory Signage at Landlord’s cost and expense. If Tenant desires to install additional identifying signage (including Tenant’s logo) on the walls of elevator lobbies on floors 3 and 4 and/or on entrance doors to all space leased by Tenant, Tenant must first present its signage concepts and plans to Landlord for Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall pay for all costs of design, fabrication, installation and maintenance of any approved additional signage as referenced above.

N. Monument Signage. Within four (4) months following the Commencement Date, Landlord shall, at its sole expense, install a multi-tenant monument sign at the Property. During the Term, but only so long as (a) Tenant leases and occupies rentable square footage in the Building greater than any other tenant in the Building and (b) no event of default has occurred and is continuing under this Lease beyond any applicable notice or cure period, Landlord agrees to install, display and maintain, at Tenant’s sole expense, a signage panel identifying Tenant’s name and logo (the “Monument Signage Panel”) on the top panel of the monument sign (provided, however, that Landlord shall be entitled from time to time to relocate Tenant’s signage panel to a lower position on the monument sign upon and following the execution of any lease with another lessee leasing rentable square footage in the Building greater than the space then leased and occupied by Tenant in the Building). The signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building except for a Permitted Transfer. The location, size, material, construction and design of the Monument Signage Panel shall be subject to the prior written approval of Landlord, in its reasonable discretion and compliance with applicable Laws. Upon the Expiration Date or earlier termination of this Lease or Tenant’s right to possess the Premises, Tenant shall pay Landlord all expenses incurred in connection with the removal and disposition of the Monument Signage Panel and the repair of any damage caused by the Monument Signage or its removal.

O. Exterior Façade Signage. During the Term, but only so long as (a) Tenant leases and occupies at least two (2) full floors in the Building and (b) no event of default has occurred and is continuing under this Lease, Tenant shall have the right to install and maintain, at Tenant’s sole expense, exterior signage identifying Tenant’s name (the “Exterior Signage”) on the exterior façade of the Building. The signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building except for a Permitted Transfer. The location, size, material, construction and design of the Exterior Signage shall be subject to the prior written approval of Landlord, in its reasonable discretion and compliance with applicable Laws. Upon the Expiration Date or earlier termination of this Lease or Tenant’s right to possess the Premises, Tenant shall pay Landlord all expenses incurred in connection with the removal and disposition of the Exterior Signage and the repair of any damage caused by the Exterior Signage or its removal.

P. Indoor Air Quality. Landlord agrees to use commercially reasonable efforts to satisfy Indoor Air Quality (IAQ) Guidelines and Standards applicable to the Building, consistent with the manner the same is addressed in Comparable Buildings.

[Signatures Appear on the Following Page]

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Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

FUND II AND FUND III ASSOCIATES, a Georgia joint venture

By:	Wells Real Estate Fund II, a Georgia limited partnership as Administrative Venturer

	By:	Wells Capital, Inc. a Georgia corporation a general partner

		By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior. Vice President

Effective Date: July 3, 2008

TENANT:

LOCKHEED MARTIN CORPORATION, a Maryland corporation

By: LMC Properties, Inc., Attorney in Fact under Irrevocable Power of Attorney dated November 11, 2004

By: /s/ John R. Happick John R. Happick Senior Manager, Real Estate

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